UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: First National Bank in Howell Howell, Michigan	) ) )	AA-EC-2013-83

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller” or “OCC”), through his authorized representative, has supervisory authority over First National Bank in Howell, Howell, Michigan (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated October 31, 2013 that is accepted by the Comptroller through his duly authorized representative; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller;

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1)  The Compliance Committee appointed by the Board pursuant to the September 24, 2009, Order (“2009 Order”) shall continue to consist of at least three (3) directors of which at least two (2) shall not be employees, former employees, or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. In the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2)  The Compliance Committee shall meet at least monthly.

(3)  Within thirty (30) days of the date the Compliance Committee last submitted a written progress report to the Board under the terms of the 2009 Order, the Compliance Committee shall issue a report to the Board and thereafter issue such report to the Board every thirty (30) days setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order, Bank personnel responsible for implementing the corrective actions, and the timeframes for completion;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4)  The Board shall forward a copy of the Compliance Committee's reports, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

ARTICLE II

STRATEGIC PLAN

(1)  Within thirty (30) days of the date of this Order, the Board shall forward to the Director for his review, pursuant to paragraph (3) of this Article, an acceptable, written Strategic Plan for the Bank, covering at least a two-year period. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

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(b)	the strategic goals and objectives to be accomplished, including key financial indicators and risk tolerances;

(c)	an assessment of the Bank’s strengths, weaknesses, opportunities, and threats that impact strategic goals and objectives;

(d)	an identification and prioritization of initiatives and opportunities, including timeframes that take into account the requirements of this Order;

(e)	a description of the Bank’s targeted market(s), competitive factors in its identified target market(s) and a description of control systems to mitigate risks in the Bank’s markets;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)	an assessment of the present and planned product lines (assets and liabilities), including the Bank’s trust activities, and the identification of appropriate risk management systems to identify, measure, monitor, and control risks within the product lines;

(i)	an evaluation of the Bank's internal operations, staffing requirements, salary and related compensation, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(j)	specific actions to improve Bank earnings and asset quality and reduce the level of concentrations of credit;

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(k)	strategies to reduce rollover risk and maintain sufficient liquidity at reasonable costs, including maintaining sufficient asset based liquidity and diversification of funding sources without significant reliance on high cost providers;

(l)	assigned responsibilities and accountability for the strategic planning process; and

(m)	description of systems and metrics designed to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2)  If the Board’s Strategic Plan under paragraph (1) of this Article includes a proposed sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to effect the implementation of that alternative.

(3)  Prior to adoption by the Board, a copy of the Strategic Plan and any subsequent amendments or revisions shall be submitted to the Director for review and prior written determination of no supervisory objection. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and ensure adherence to the Strategic Plan and any amendments or revisions thereto.

(4)  The Bank may not initiate any action that deviates significantly1 from the Strategic Plan without a written determination of no supervisory objection from the Director. The Board must give the Director at least thirty (30) days advance written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

1 For the purposes of this Consent Order, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank's marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in the aggregate, may have a material impact on the Bank's operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance.

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(5)  At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan that includes a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Upon completion of its evaluation, the Board shall submit a copy to the Director.

(6)  The Board shall review and update the Strategic Plan at least annually and more frequently if necessary or if required by the Director in writing. If the Strategic Plan includes any significant deviations, the Board shall submit a copy of the updated Strategic Plan pursuant to the requirements of paragraph (3) of this Article for the Director’s review and prior written determination of no supervisory objection.

(7)  Until the Strategic Plan required under this Article has been submitted by the Board for the Director’s review, has received a written determination of no supervisory objection from the Director, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Order without first obtaining the Director’s prior written determination of no supervisory objection to such significant deviation. Any request to the Director for prior written determination of no supervisory objection to a significant deviation must be submitted to the Director at least thirty (30) days in advance of the significant deviation, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change.

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ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1)  Within ninety (90) days of the date of this Order, the Bank shall meet and maintain the following capital ratios (as defined in 12 C.F.R. Part 3):

(a)	Tier 1 capital to adjusted total asset ratio at least equal to eight and one-half percent (8.5%); and

(b)	Total risk-based capital ratio at least equal to eleven percent (11%).

(2)  The requirement in this Order to meet and maintain specific capital levels means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(3)  Within thirty (30) days of the date of this Order, the Board shall develop, document, and implement an effective internal capital planning process to assess the Bank’s capital adequacy in relation to its overall risks and to ensure maintenance of appropriate capital levels, which shall in no event be less than the requirements of paragraph (1) of this Article. The capital planning process shall be consistent with OCC Bulletin 2012-16 (June 7, 2012), Guidance for Evaluating Capital Planning and Adequacy, and shall ensure the integrity, objectivity, and consistency of the process through adequate governance. The Board shall document the capital planning process at least annually or more frequently if requested by the Director in writing.

(4)  Within thirty (30) days of the date of this Order, the Board shall forward to the Director for his review, pursuant to paragraph (6) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article II, covering at least a two (2) year period. The Capital Plan shall, at a minimum:

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(a)	include specific plans to achieve and maintain adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

(b)	identify and evaluate all material risks;

(c)	determine the Bank’s capital needs in relation to material risks and strategic direction, as set forth in the Strategic Plan;

(d)	identify and establish a strategy to maintain capital adequacy and strengthen capital, and establish a contingency or back-up capital plan commensurate with the Bank’s overall risk and complexity;

(e)	include specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order, and with 12 U.S.C. § 1831o, including the restrictions regarding brokered deposits in 12 C.F.R. § 337.6; and

(f)	include detailed quarterly financial projections.

(5)  The Bank may declare or pay a dividend or make a capital distribution only:

(a)	when the Bank is in compliance with a Capital Plan that has received a written determination of no supervisory objection and would remain in compliance with its approved Capital Plan immediately following the declaration or payment of the dividend or the capital distribution;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)	following the prior written determination of no supervisory objection by the Director.

(6)  Prior to its adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if required by the Director in writing. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. At the next Board meeting following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to the Capital Plan and any amendments or revisions thereto.

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(7)  At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Capital Plan and shall include a description of the actions the Board will require the Bank to take to address any deficiencies, which shall be documented in the Board meeting minutes. Upon completion of its evaluation, the Board shall submit a copy to the Director within ten (10) days.

(8)  If the Bank fails to maintain capital ratios required by paragraph one (1) of this Article or fails to implement an acceptable written Capital Plan to which the Director has provided a written determination of no supervisory objection, then the Bank may, in the Director’s sole discretion, be deemed undercapitalized for purposes of this Order. The Bank shall take such corrective measures as the OCC may direct in writing from among the provisions applicable to undercapitalized depository institutions under 12 U.S.C. § 1831o(e) and 12 C.F.R. Part 6. For purposes of this requirement, an action “necessary to carry out the purpose of this section” under 12 U.S.C. § 1831o(e)(5) shall include restoration of the Bank’s capital to the minimum ratios required by paragraph one (1) of this Article, and any other action deemed necessary by the OCC to address the Bank’s capital deficiency or the safety and soundness of its operations.

ARTICLE IV

BOARD TO ENSURE EFFECTIVE MANAGEMENT AND BOARD STRUCTURE

(1)  The Board must ensure that the Bank has competent and effective executive management in place on a full time basis to achieve the Board’s Strategic Plan, execute Board established policies, ensure compliance with this Order, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

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(2)  Within ninety (90) days of the date of this Order, the Board shall adopt and implement appropriate corporate governance and decision-making processes to correct the Bank’s deficiencies in management and Board oversight as described in the Bank’s recent supervisory history, including the most recent Report of Examination (“ROE”). At a minimum, the Board shall ensure and document that:

(a)	all executive officers are capable of performing present and anticipated duties, factoring in each executive officer’s past actual performance, experience, and qualifications, compared to each position’s description, duties and responsibilities, with particular emphasis on proposed responsibilities to execute the Strategic Plan and correct the concerns raised in the ROE;

(b)	clear lines of responsibility and authority exist for each executive officer, including but not limited to, the President, Chief Executive Officer, Senior Loan Officer, Chief Credit Officer, and Chief Financial Officer;

(c)	a management employment and succession program to promote the retention and continuity of capable management;

(d)	sufficient policies, processes, personnel, and control systems exist to effectively implement and ensure adherence to all provisions of this Order, and to ensure that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order; and

(e)	that the Board receives and reviews sufficient Bank information from management to enable the Board to provide effective oversight and to enable each Director to fulfill his or her fiduciary duties and other responsibilities under law and as outlined in the OCC’s The Directors Handbook and “Duties and Responsibilities of Directors” booklet of the Comptroller’s Handbook.

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(3)  The Board must ensure a competent and diverse Board of independent directors that have sufficient banking and bank regulatory experience. The Board must assess the composition of the Board and add at least one (1) new independent director with prior banking experience to the Board.  The term "independent director" means a person who is not an officer or employee of the Bank, and who is not:

(a)	a director, officer or employee of any affiliate of the Bank;

(b)	a director, officer or employee of any related interest (as that term is defined in 12 C.F.R. § 215) of any current director, or

(c)	a relative of any current director.

(4)  The Bank may pay director fees and bonuses to executive management only:

(a)	when the Bank is in compliance with the Capital Plan and Strategic Plan that have received a written determination of no supervisory objection and would remain in compliance with its approved Capital Plan immediately following the payment of director fees and bonuses to executive management; and

(b)	following the prior written determination of no supervisory objection by the Director.

(5)  Within ninety (90) days, the Compliance Committee or a designated committee of independent directors must develop, adopt, and implement a Compensation Program that, at a minimum, requires the Board to establish procedures to:

(a)	develop, at least annually, appropriate objectives and measurements for all executive and non-executive employees, including the objective to execute their duties and responsibilities under this Order;

(b)	perform an annual written performance evaluation for all employees;

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(c)	designate the Compliance Committee or a designated committee of independent directors to perform an annual written performance evaluation of, each executive officer’s performance according to her or his position’s description and responsibilities,. Each annual written performance appraisal also must address the following as it applies to each executive officer:

i.	compliance with objectives established by the Board;

ii.	compliance with Board-approved policies and procedures;

iii.	compliance with Board-approved strategic and capital plans;

iv.	compliance with action plans to correct issues raised in Reports of Examination or audit reports; and

v.	compliance with laws, regulations, and regulatory guidance.

(d)	address any deficiencies identified pursuant to sections (a) through (c) of this paragraph; and

(e)	set annual compensation for each employee that, at a minimum:

i.	is market based, reasonable, and proportionate to the services rendered;

ii.	considers the condition of the Bank;

iii.	is consistent with an approved Strategic Plan required under the Order;

iv.	complies with OCC Bulletin 2010-24; and

v.	complies with 12 C.F.R. Part 30.

(6)  The Bank shall not renew or enter into new contracts or engagements with a third party company, entity, or person, including the Bank’s holding company or an affiliate as that term is defined in 12 U.S.C. § 371c and 12 C.F.R. § 223.2, (“third party”) to perform services for, or on behalf of, the Bank unless the engagements are in compliance with OCC Bulletin 2001-47 (Third Party Relationships) (November 1, 2001). The Bank must also routinely monitor and document its review of the performance and activities of each third party and shall immediately take appropriate action if the third party is not complying with the written contract or engagement and shall maintain documentation of any such action.

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(7)  Within thirty (30) days of this Order, the Board shall take the necessary steps to ensure that the Bank timely files complete and accurate Consolidated Reports of Condition and Income (“Call Reports”) in accordance with the Federal Financial Institutions Examination Counsel’s “Instructions for Preparation of Consolidated Reports of Condition and Income,” to include at a minimum:

(a)	the designation of an officer with the knowledge, skills, and abilities necessary to ensure the Bank timely and accurately files its Call Reports;

(b)	training of appropriate Bank personnel in Call Report preparation;

(c)	procedures to ensure the Bank retains documentation providing an appropriate audit trail for all Call Report schedules; and,

(d)	the performance of an independent review and verification of the accuracy of all Call Report schedules in advance of each Call Report filing.

ARTICLE V

AFFILIATE TRANSACTIONS

(1)  Within sixty (60) days of the date of this Order, the Board shall develop an effective written affiliate transactions policy that complies with 12 C.F.R. Part 223 and 12 U.S.C. §§371c and 371c-1. The Board shall thereafter adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the affiliate transactions policy. The policy shall include, but is not limited to the following:

(a)	mandatory annual training for appropriate Bank staff and the Board;

(b)	procedures to identify and maintain a current list of Bank’s affiliates;

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(c)	procedures to identify and report to the Board all Bank affiliate transactions, as well as non-affiliate transactions that benefit an affiliate pursuant to 12 C.F.R. § 223.16(a);

(d)	procedures for identifying, allocating, and supporting any shared expenses with an affiliate, if the Bank shares resources, products, services, or personnel;

(e)	a centralized system of affiliate transactions records to facilitate compliance reviews by the Board and independent reviewers; and

(f)	an independent annual review, by a qualified third-party, of the Bank’s compliance with affiliate transactions laws and regulations and confirmation that each affiliate transaction is accurately recorded on the Bank’s books.

(2)  From the effective date of this Order, the Board is prohibited from entering into any arrangement, activity, or fee arrangement that would result in the transfer, reduction, or depletion of the Bank’s capital base for the benefit of another affiliate, insider, or related entity, unless the arrangement, activity, or fee arrangement is based on market value, as defined in 12 C.F.R. Part 223 and 12 U.S.C. §§ 371c and 371c-1.

(3)  The Bank may directly or indirectly pay money or provide other compensation to or for the benefit of its affiliates, extend credit in any form, including overdrafts, to or for the benefit of its affiliates, transfer assets between the Bank and its affiliates, or enter into or engage in any transaction that obligates the Bank to do any of the foregoing only after:

(a)	the Board has reviewed the proposed transaction and has documented the review in writing;

(b)	the Board has determined in writing that it is advantageous for the Bank to engage in such action and that the transaction complies with all applicable laws, rules, regulations, and Comptroller’s issuances, including, but not limited to 12 C.F.R. Part 223; and

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(c)	the Board approves the transaction in writing.

(4)  For purposes of this Order, “affiliate” shall have the meaning set forth in 12 U.S.C. § 221a and 12 C.F.R. Part 223.

ARTICLE VI

LOAN REVIEW

(1)  Within sixty (60) days of the date of this Order, the Board shall implement systems to ensure adherence to an effective, independent, and on-going loan review system to review, at least quarterly, the Bank’s loan and lease portfolios to ensure the timely identification and categorization of problem credits. The system shall provide for a quarterly written report to be filed with the Board or a designated committee thereof after each review and shall use a loan and lease grading system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook and “Uniform Retail Credit Classification and Account Management Policy” for consumer loans. Further, the loan review system will be consistent with generally accepted accounting principles (“GAAP”). Such quarterly reports shall be expanded to include conclusions regarding:

(a)	the credit quality of the consumer and commercial loan and lease portfolios relative to the Bank’s risk profile and capital levels;

(b)	the identification, type, rating, and amount of problem loans and leases;

(c)	the identification and amount of delinquent and nonaccrual loans and leases;

(d)	the identification and status of credit-related violations of law, rule, or regulation;

(e)	concentrations of credit;

(f)	the accuracy of internal risk ratings and nonaccrual recognition;

(g)	the accuracy of the Bank’s identification of troubled debt restructurings;

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(h)	loans and other extensions of credit that are exceptions to or not in compliance with the Bank’s lending policies and procedures;

(i)	the accuracy of specific allocations to the Allowance for Loan and Lease Losses (“ALLL”); and

(j)	the Bank’s compliance with regulatory and accounting guidelines for managing and accounting for its Other Real Estate Owned.

(2)  The Board shall continue to evaluate the loan review written report(s) and shall ensure that immediate, adequate, and continuing remedial action is taken to correct any deficiencies noted in the report(s).

ARTICLE VII

LOAN PORTFOLIO MANAGEMENT

(1)  Within sixty (60) days of the date of this Order, the Board shall revise the Bank’s credit policy, consistent with the “Loan Portfolio Management” booklet of the Comptroller’s Handbook, and thereafter adopt and adhere to the revised credit policy to improve the Bank's loan portfolio management. At a minimum, the Board must revise the credit policy to address documentation, underwriting, and administration of consumer and commercial loans, indirect loans, Other Real Estate Owned, the Bank’s concentrations of credit program, and any other deficiencies in the Bank’s lending procedures noted in the most recent ROE.

(2)  Within thirty (30) days of the date of this Order, the Board shall ensure that the Bank revises and adopts an adequate overdraft policy and procedures in accordance with OCC Bulletin 2005-9 and OCC Bulletin 2010-15.

(3)  The Board shall ensure that all Bank lenders or any other personnel performing credit analyses are adequately trained in cash flow analysis, particularly global cash flow analysis, evaluation of contingent liabilities, and verification of liquidity.

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(4)  The Board shall ensure that the Bank has adequate Management Information Systems (“MIS”), including adequate and accurate loan policy exception and concentration of credit reports, to ensure that the Board and management receive timely and accurate information.

(5)  Except as otherwise provided herein, the Bank shall obtain current and complete credit information on all loans lacking such information, including those listed in the most recent ROE, in any subsequent Report, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the OCC within sixty (60) days from receipt of such information. The Bank shall maintain a list of all credit exceptions, noting those that have not been corrected within the sixty (60) day timeframe. This list shall include an explanation of the actions taken to correct the exception, the reasons for the exception, and a plan to correct the exception.

(6)  Except as otherwise provided herein, the Bank shall ensure proper collateral documentation on all loans and correct each collateral exception listed in the most recent ROE, in any subsequent Report, in any internal or external loan review, or in any listings of loans lacking such information provided to management by the OCC National Bank Examiners within sixty (60) days from the receipt of such information. The Bank shall maintain a list of all collateral exceptions, noting those that have not been corrected within the sixty (60) day timeframe. This list shall include an explanation of the actions taken to correct the exception, the reasons for the continuing exception, and a plan to correct the exception.

(7)  The Bank’s documentation for all decisions to grant, extend, renew, alter or restructure any loan or other extension of credit, including loan participations, shall include:

(a)	the specific reason or purpose for the extension of credit;

(b)	the expected source of repayment;

(c)	an analysis demonstrating that repayment terms coincide with the expected source of repayment;

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(d)	current and satisfactory credit information and analysis, including cash flow analysis, where loans are to be repaid from operations; and

(e)	the value of collateral with supporting material and records of the Bank’s lien, when applicable.

(8)  Failure to obtain the information in paragraph (7) shall require a majority of the full Board (or its designated committee thereof) to certify in writing the specific reasons why obtaining and analyzing the information in paragraph (7) would be detrimental to the best interests of the Bank. A copy of the certification of the Board or its designated committee shall be maintained in the credit file of the affected borrower(s).

ARTICLE VIII

CONCENTRATIONS OF CREDIT

(1)  Within ninety (90) days of the date of this Order, the Board shall revise the written concentration risk management program for identifying, monitoring, and controlling risks associated with concentrations of credit, consistent with the guidance set forth in OCC Bulletin 2006-46 (December 6, 2006), Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices: Interagency Guidance on CRE Concentration Management, and the “Concentrations of Credit” booklet of the Comptrollers’ Handbook (December 13, 2011). The program shall be revised to address:

(a)	all concentrations of credit-related corrective actions required in the most recent ROE;

(b)	appropriate strategies for managing concentration levels, including a contingency plan to reduce or mitigate concentrations deemed imprudent for the Bank’s earnings, capital, or in the event of adverse market conditions; and

(c)	quarterly reports to the Board, which shall at a minimum include the following:

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(i)	a summary of concentration levels, by type and sub-type;

(ii)	a summary of the Bank’s market analysis;

(iii)	strategies implemented to ensure or obtain compliance when concentrations approach or exceed Board-approved limits; and

(iv)	a summary of changes in risk levels by concentration type and sub-type, with discussion of recommended changes in credit administration procedures (i.e., underwriting practices, risk rating, monitoring, training).

(2)  Upon completion, the Board shall thereafter adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the written concentration management program.

ARTICLE IX

OTHER REAL ESTATE OWNED

(1)  Within sixty (60) days of the date of this Order, the Board shall revise the written Other Real Estate Owned (“OREO”) program to ensure compliance with 12 U.S.C. § 29 and 12 C.F.R. Part 34 and the Other Real Estate Owned booklet of the Comptroller’s Handbook. The Board shall implement systems to ensure that repossessed assets are legally held by the Bank, and if applicable, in accordance with 12 C.F.R. § 5.34 and 12 C.F.R. § 5.36. The revised OREO program shall, at a minimum, address and include:

(a)	accounting procedures for OREO properties and repossessed assets, including valuation methods and treatment of expenses, are in accordance with GAAP and the instructions to the Consolidated Report of Condition;

(b)	procedures to require timely, independent, and periodic OREO appraisals pursuant to 12 C.F.R. § 34.85 and 12 C.F.R. Part 34, Subpart C and timely evaluations for repossessed assets;

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(c)	procedures to improve existing files for each OREO property and repossessed asset to include:

i.	valuation analysis and accounting for each OREO property, including the appraisal and all supporting documentation;

ii.	analysis of the OREO property, which compares the cost to carry against the financial benefits of near term sale; and

iii.	a detailed marketing strategy and targeted time frames for disposing of each OREO property;

(d)	requirements for providing monthly reports to the Board on the status of each OREO property and its disposition.

(2)  Upon completion, the Board shall thereafter adopt and the Bank, subject to Board review and ongoing monitoring, shall immediately implement and thereafter ensure adherence to the written, revised OREO program.

ARTICLE X

CRITICIZED ASSETS

(1)  The Bank shall implement its existing written criticized asset program designed to eliminate the basis of criticism of those assets criticized as “doubtful,” “substandard,” or “special mention” in the most recent ROE, in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the OCC Examiners during any examination.

(2)  The Bank shall maintain Criticized Asset Reports (“CAR(s)”) identifying all credit relationships and other assets totaling in the aggregate two hundred and fifty thousand dollars ($250,000) or more, criticized as “doubtful,” “substandard,” or “special mention.” Management shall update and submit the CARs to the Board monthly and to the Director quarterly. Each CAR shall continue to cover an entire credit relationship and management shall update the existing CAR format to include the following:

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(a)	the appraised value of supporting collateral, along with the date and source of the appraisal, and the position of the Bank’s lien on such collateral, as well as other necessary documentation to support the current collateral valuation;

(b)	an analysis of current and complete credit information, including a global cash flow analysis where loans are to be repaid from operations;

(c)	results of any impairment analysis as required under Accounting Standards Codification (“ASC”) Topic 310;

(d)	accurate risk ratings consistent with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk”;

(e)	appropriate accrual status pursuant to the FFIEC Instructions for the Preparation of Consolidated Reports of Condition and Income; and

(f)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including, if appropriate, an exit strategy.

(3)  The Board or a designated committee shall approve risk rating upgrades on all assets criticized as “doubtful,” “substandard,” or “special mention” above twenty five (25) thousand dollars. This process shall include, at a minimum:

(a)	a requirement for management to provide the Board or designated committee with a financial analysis using actual and complete financial information to support the risk rating and accrual changes;

(b)	an independent third party review of changes in risk rating and accrual status on problem loans as part of the independent loan review;

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(c)	documentation of approval of risk rating and accrual changes in the minutes of the appropriate Board or designated committee. The minutes must contain, at a minimum, the name of the borrower, loan amounts, existing risk rating, proposed risk rating, and a brief summary of the reason for the change in risk rating.; and

(d)	documentation of the approval in the borrower’s loan file along with the associated credit analysis.

(4)  The Bank shall not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the OCC Examiners, unless and until a majority of the Board, or a designated committee thereof, finds and documents in writing that each of the following conditions is met:

(a)	the extension of credit is necessary to promote the best interests of the Bank and why such extension is necessary;

(b)	a written credit and collateral analysis is performed; and

(c)	the Bank’s workout strategy for that borrower will not be compromised by the extension of credit.

ARTICLE XI

APPRAISAL AND EVALUATION PROCESS

(1)  Within thirty (30) days of the date of this Order, the Board shall revise and adopt, and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to a revised real estate appraisal program that addresses appraisals and evaluations prior to and after the credit decision. The revised program shall be consistent with 12 C.F.R. Part 34 and the “Interagency Appraisal and Evaluation Guidelines,” included in OCC Bulletin 2010-42 (December 10, 2010). The Bank’s real estate appraisal program shall include specific criteria for:

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(a)	use of appraisals versus evaluations;

(b)	obtaining reappraisals or reevaluations;

(c)	whether an existing appraisal or evaluation may be used to support a subsequent transaction;

(d)	the content and appropriate use of evaluations consistent with safe and sound banking practices;

(e)	ensuring that appraisals and evaluations contain sufficient information to support the credit decision;

(f)	an adequate appraisal review and analysis process;

(g)	internal controls that promote compliance with these program standards, including those related to monitoring third party arrangements;

(h)	collateral valuation monitoring; and

(i)	obtaining appraisals or evaluations for transactions that are not otherwise covered by the appraisal requirements of 12 C.F.R. Part 34.

(2)  The Board shall continue to require and the Bank shall continue to obtain a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. Part 34, on any loan that is secured by real property:

(a)	where the loan’s appraisal was found to violate 12 C.F.R. Part 34; or

(b)	where the loan was criticized in the most recent ROE or by the Bank's internal or external loan review and the most recent independent appraisal is more than twelve (12) months old; or

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(c)	where the borrower has failed to comply with the contractual terms of the loan agreement and the loan officer’s analysis of current financial information does not support the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement and the most recent independent appraisal is more than twelve (12) months old.

(3)  Appraisals required by paragraph (2) of this Article shall continue to be ordered within thirty (30) days following the event triggering the appraisal requirement, for delivery to the Bank within sixty (60) days of ordering.

ARTICLE XII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)  The Board shall revise the Bank’s written ALLL policies and procedures, and maintain an adequate ALLL, in accordance with GAAP. The Board shall adopt revised ALLL policies and procedures that are consistent with the guidance set forth in OCC Bulletins 2001-37 (July 20, 2001), 2006-47 (December 13, 2006), and OCC Bulletin 2012-6 (January 31, 2012) and with the “Allowance for Loan and Lease Losses,” booklet of the Comptroller’s Handbook. The policies and procedures shall include:

(a)	internal loan risk ratings;

(b)	criteria for determining which loans will be reviewed under ASC Topic 310, how impairment will be determined, and procedures to ensure the analysis of loans complies with ASC 310 requirements;

(c)	recognition of non-accrual loans in conformance with GAAP and regulatory guidance;

(d)	criteria for determining loan pools under ASC 450 and an analysis of those loan pools; and

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(e)	a reasonable assessment of qualitative factors in the ASC 450 analysis.

(2)  The Board shall review the ALLL at least once each calendar quarter and shall correct any deficiency in the ALLL in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. The Board shall continue to maintain written documentation of the factors considered and conclusions it reaches in determining the adequacy of the ALLL.

(3)  A copy of the Board’s revised ALLL policy and procedures, and any subsequent revisions, shall be submitted to the Director.

ARTICLE XIII

INTERNAL AUDIT

(1) Within ninety (90) days of the date of this Order, the Board shall adopt, implement, and ensure adherence to an independent, internal audit program sufficient to:

(a)	detect irregularities and weak practices in the Bank’s operations;

(b)	determine the Bank’s level of compliance with all applicable laws, rules and regulations, including trust, overdrafts, and affiliate and insider transactions;

(c)	determine the Bank’s conformance with regulatory guidance and standards;

(d)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting;

(e)	evaluate the Bank’s adherence to established policies and procedures, including the Bank’s adherence to its loan policies, underwriting standards, problem loan identification, and classification;

(f)	adequately and timely cover Bank activities to maintain or improve the efficiency and effectiveness of the Bank’s risk management, internal controls, and corporate governance functions;

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(g)	identify guidelines and expectations for the internal audit risk assessment, audit plan procedures and reports to include all auditable areas of the Bank;

(h)	identify the internal controls associated with each auditable area of the Bank;

(i)	identify appropriate audit procedures to test internal controls for each auditable area;

(j)	ensures the designated Internal Auditor receives sufficient support or training if an audit requires specific knowledge or skill the Internal Auditor does not possess; and

(k)	ensure timely follow-up on identified deficiencies to ensure their correction.

(2) The Board shall ensure management undertakes immediate actions to correct deficiencies cited in audit reports and maintains a written record describing the deficiency, the corrective action, and the status of the corrective action. The Board shall ensure that management provides detailed written explanations where the deficiencies cannot be remedied, and that the audit staff maintains a written record describing those actions. The Board shall provide for a timely independent written follow-up for any uncorrected deficiencies.

ARTICLE XIV

VIOLATIONS OF LAW

(1)  The Board shall take all necessary steps to correct each violation of law, rule, or regulation cited in the most recent ROE or any subsequent ROE, or brought to the Board’s or Bank’s attention in writing by management, regulators, auditors, loan review, or other compliance efforts. Within sixty (60) days after the violation is cited or brought to the Board’s or Bank’s attention, the Bank shall provide to the Board a list of any violations that have not been corrected. This list shall include an explanation of the actions taken to correct the violation, the reasons why the violation has not yet been corrected, and a plan to correct the violation by a specified date.

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(2)  The monthly progress reports required by Article I of this Order shall include the date and manner in which each correction has been effected during that reporting period.

(3)  Within sixty (60) days, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter ensure adherence to:

(a)	specific procedures to prevent violations cited in the most recent ROE; and

(b)	general procedures addressing compliance management that incorporate internal control systems and education of employees regarding laws, rules, and regulations applicable to their areas of responsibility.

ARTICLE XV

OTHER PROVISIONS

(1)  Although the Bank is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2)  It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller taking such action.

(3)  Each citation or referenced guidance included in this Order includes any subsequent guidance that replaces, supersedes, amends, or revises the cited law, regulation, or guidance.

(4)  The provisions of this Order are effective upon issuance by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller, through his authorized representative.

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(5)  Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(6)  If the Bank requires a waiver or suspension of any provision or an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail, with relevant supporting documentation, the special facts and circumstances that support the waiver or suspension of any provision or an extension of a timeframe within this Order.

(7)  The Director’s decision concerning a request submitted pursuant to paragraph six (6) of this Article is final and not subject to further review.

(8)  In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

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(9)  This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(10)  The OCC issued a Consent Order to the Bank on September 24, 2009, AA-EC-09-64 (“2009 Order”). This Order replaces the 2009 Order in its entirety and, therefore, the 2009 Order is hereby terminated. Provided however, no provision in this Order shall bar or otherwise limit any enforcement action the OCC may choose to initiate, in its discretion, against the Bank or its institution-affiliated parties (“IAPs”) for any failure to comply with the 2009 Order while it was effective.

(11)  All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail, or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Cleveland/Detroit Field Office
400 7th Street, SW	Comptroller of the Currency
Suite 3E-218, MS 8E-12	200 Public Square, Suite 1610
Washington, DC 20219	Cleveland, OH 44114-2241

The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this thirty-first day of October, 2013.

/s/Michael R. Brickman
Michael R. Brickman
Director for Special Supervision

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UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: First National Bank in Howell Howell, Michigan	) ) )	AA-EC-2013-83

STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”) intends to initiate cease and desist proceedings against First National Bank in Howell, Howell, Michigan (“Bank”) pursuant to 12 U.S.C. § 1818(b) through the issuance of a Notice of Charges, for unsafe or unsound banking practices relating to strategic planning, capital levels, management oversight, credit risk management, for violations of law and regulation, and for failure to comply with the September 24, 2009 Consent Order;

WHEREAS, the Bank, in the interest of compliance and cooperation, and without admitting or denying any wrongdoing, consents to the issuance of a Consent Order, dated October 31, 2013 (“Order”);

NOW THEREFORE, in consideration of the above premises, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

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ARTICLE I

JURISDICTION

(1)  The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2)  The Comptroller is “the appropriate Federal banking agency” regarding the Bank pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3)  The Bank is an “insured depository institution” within the meaning of 12 U.S.C.

§ 1818(b)(1).

ARTICLE II

AGREEMENT

(1)  The Bank agrees that said Order shall be deemed an “order issued with the consent of the depository institution” as defined in 12 U.S.C. § 1818(h)(2), and consents and agrees that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818(i). Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(i), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(2)  The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Department of the Treasury, the Comptroller, or any other federal bank regulatory agency or entity, or an officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

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ARTICLE III

WAIVERS

(1)  The Bank, by signing this Stipulation and Consent, hereby waives:

(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i), 12 C.F.R. Part 19;

(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.

ARTICLE IV

OTHER ACTIONS

(1)  The Bank agrees that the provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, the Comptroller deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

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IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/Michael R. Brickman	October 31, 2013
Michael R. Brickman	Date
Director
Special Supervision Division

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of

Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/Timothy Corrigan	October 31, 2013
Timothy Corrigan	Date

/s/Stanley Dickson, Jr.	October 31, 2013
Stanley Dickson, Jr.	Date

/s/Ronald Long	October 31, 2013
Ronald Long	Date

/s/Philip Utter	October 31, 2013
Philip Utter	Date

/s/R. Michael Yost	October 31, 2013
R. Michael Yost	Date

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